Exhibit 99.1

EnerNOC Reports Third Quarter 2012 Results

EnerNOC Increases Guidance for FY2012 and FY2013 Following Strong Third Quarter

BOSTON, MA, November 5, 2012 – EnerNOC, Inc. (NASDAQ: ENOC) (the “Company”), a leading provider of energy management applications, services and products, today announced financial results for the third quarter ended September 30, 2012.

“We had a strong summer operationally, delivering a record 85 GWh of demand response with average performance above 100%,” said Tim Healy, Chairman and CEO of EnerNOC. “Our financial performance this quarter is a result of our industry-leading big data platform for energy management, portfolio management expertise, and ongoing profitability initiatives. Based on our success managing our portfolio in the PJM Interconnection region under new measurement and verification rules, coupled with strong pricing tailwinds, favorable capacity auction results, and our increased focus on operational excellence, we are raising the midpoints of our guidance for 2012 and 2013.”

Third Quarter 2012 Financial Summary

In thousands, except per share amounts	Q3 2012	Q3 2011
Revenues	$177,947	$169,183
Net Income
GAAP	$60,348	$46,878
Non-GAAP*	$65,497	$52,107
Adjusted EBITDA*	$69,080	$60,737
Diluted Net Income per Share (EPS)
GAAP	$2.21	$1.77
Non-GAAP*	$2.40	$1.96
Cash Flow from Operations	$8,625	$8,714
Free Cash Flow*	$6,007	$5,686

* Refer to discussion of non-GAAP financial measures below under “Use of Non-GAAP Financial Measures”

Third Quarter 2012 and Recent Highlights

•	Dispatched a record volume of demand response capacity across 47 demand response markets delivering an average performance of over 100%;

•

Released the next significant version of the Company’s energy management applications platform providing new Automated Fault Detection (AFD) functionality, as well as enhanced business intelligence for energy users and demand response program support for utilities;

•	Increased demand response megawatts under management to approximately 8,500 as of September 30, 2012;

•	Increased the number of commercial, institutional, and industrial DemandSMART customers to approximately 5,800 and sites to approximately 13,500 as of September 30, 2012;

•	Completed the installation phase of a $10 million EfficiencySMART data-driven energy management application for the Massachusetts Department of Energy Resources;

•	Strengthened the Company’s internal regulatory compliance program, including the hiring of a director of regulatory compliance; and

•	Announced additional expansion in Australia and New Zealand as EnerNOC was selected to deliver demand response to TransGrid and Genesis Energy, respectively.

Third Quarter 2012 Financial Highlights

Revenues – Revenues for the third quarter totaled $177.9 million, compared with $169.2 million in the third quarter of 2011, an increase of 5.2%, primarily due to an increase in revenues from the Company’s Western Australia demand response capacity program. As a result of recent changes to certain PJM program rules, all 2012 revenues from the Company’s PJM Emergency Load Response Program (ELRP) were recognized during the three months ended September 30, 2012, compared to the four months ended September 30, 2011. However, the increase in third quarter ELRP revenues due to the change in timing of revenue recognition was more than offset by the decrease in the Company’s 2012 PJM ELRP MW delivery obligation coupled with less favorable pricing in this program.

•	DemandSMART revenues were $169.7 million, representing 95% of total revenues and a 4.8% increase from the same quarter last year.

•	EfficiencySMART, SupplySMART, CarbonSMART and Other revenues for the third quarter were $8.3 million, an increase of 13.4% from the same quarter last year.

Gross profit and gross margin – Gross profit for the third quarter was $95.0 million, compared with $84.8 million in the third quarter of 2011, an increase of 12.0%. Gross margin increased to 53.4% from 50.1% in the third quarter of 2011, primarily due to improved management of the Company’s portfolio of demand response capacity, including the Company’s participation in PJM incremental auctions and lower costs associated with C&I contracts.

Operating expenses – Third quarter operating expenses were $35.7 million, an increase of 5.4% from the third quarter of 2011, driven primarily by an increase in headcount from 587 full-time employees to 660 full-time employees. This increase was partially offset by improved operating leverage and improved overall cost management.

Income tax benefit – Income tax benefit for the third quarter was $0.7 million. The income tax benefit primarily represents the reversal of the income tax provision recorded during the first six months of 2012 as a result of a change in the Company’s ability to reliably estimate its annual effective tax rate. The Company expects an overall tax provision for the full year 2012 of approximately $1.5 million.

Net income– GAAP net income for the third quarter was $60.3 million, compared to net income of $46.9 million for the third quarter of 2011. GAAP earnings per share for the third quarter of 2012 was $2.21 per diluted share, compared to $1.77 for the third quarter of 2011. Excluding stock-based compensation and amortization expense related to acquired intangible assets, non-GAAP net income was $65.5 million or $2.40 per diluted share, compared to $52.1 million and $1.96 per diluted share for the same quarter last year.

Capital expenditures – Capital expenditures for the third quarter were $2.6 million, a 13.5% year-over-year decrease, partially due to a decrease in the Company’s equipment costs per customer site installation.

Cash and cash equivalents – Cash and cash equivalents as of September 30, 2012 grew to $93.2 million from $87.3 million as of December 31, 2011, primarily driven by net cash provided by operating activities.

Financial Outlook

The Company currently expects to deliver the following financial results for the years ending December 31, 2012 and December 31, 2013:

Full Year 2012: The Company expects full year 2012 revenues to be in the range of $270 million to $280 million, compared to its previously published 2012 guidance range of $260 million to $280 million. GAAP net loss for 2012 is expected to be in the range of $0.80 to $0.95 per basic and diluted share, compared to the Company’s previously published 2012 guidance range of a net loss of $1.00 to $1.40 per basic and diluted share. These revised estimates continue to be based on basic and diluted weighted average shares outstanding of 26.6 million. Full year 2012 Adjusted EBITDA is expected to be between $15 million and $20 million, compared to the Company’s previously published 2012 guidance range of $5 million to $20 million. The Company expects stock-based compensation expense to be approximately $14 million, amortization of acquisition related intangibles expense to be approximately $7 million, depreciation expense to be approximately $18 million, and interest and other expense, net, to be between $0 and $0.5 million. The estimated provision for income taxes is expected to be approximately $1.5 million.

Full Year 2013: The Company expects full year 2013 revenues to be in the range of $360 million to $400 million, compared to its previously published guidance range of $350 million to $400 million. GAAP net income for 2013 is expected to be in the range of $0.50 to $0.75 per diluted share, compared to the Company’s previously published 2013 guidance range $0.15 to $0.75 per diluted share. These revised estimates are based on diluted weighted average shares outstanding of 28 million compared to 27.7 million diluted shares used as the basis for the Company’s previously published guidance. Full year 2013 Adjusted EBITDA is expected to be between $60 million and $75 million, compared to the Company’s previously published guidance range of $50 million to $75 million. The Company expects stock-based compensation expense to be between $12 million and $14 million, amortization of acquisition related intangibles expense to be approximately $7 million, depreciation expense to be between $20 million and $23 million, and interest and other expense, net, to be between $1 million and $2 million. The estimated provision for income taxes is expected to be between $6 million and $8 million.

These statements are forward-looking and actual results may differ materially. These statements are based on information available as of November 5, 2012, and the Company assumes no obligation to publicly update or revise its financial outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s projected net loss/income in 2012 and 2013 does not reflect any foreign exchange gains or losses. The 2012 and 2013 earnings outlook also does not take into account the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses or asset impairments. The outlook also does not take into account the effect of a public offering or other financing arrangement or debt restructuring that could impact outstanding shares and thereby the Company’s EPS outlook.

The Company is presenting projected net loss/income for both 2012 and 2013 without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net loss/income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for 2012 and 2013.

Webcast Reminder

The Company will host a live webcast and conference call today, November 5, 2012 at 5:00 p.m., Eastern Time, to discuss the Company’s third quarter 2012 operating results, as well as other forward-looking information about the Company’s business. Visit the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call. Domestic callers may access the earnings conference call by dialing 877-837-3911 (International callers, dial 973-796-5063). Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 855-859-2056 and enter the pass code 48741667) until November 12, 2012 and the webcast will be archived on EnerNOC’s website for a period of twelve months.

About EnerNOC

EnerNOC unlocks the full value of energy management for our utility and commercial, institutional, and industrial (C&I) customers by reducing real-time demand for electricity, increasing energy efficiency, improving energy supply transparency in competitive markets, and mitigating emissions. We accomplish this by delivering world-class energy management applications and services including DemandSMART™, comprehensive demand response; EfficiencySMART™, continuous energy savings; SupplySMART™, energy price and risk management; and CarbonSMART™, enterprise carbon management. Our Network Operations Center (NOC) continuously supports these applications across thousands of C&I customer sites throughout the world. We work with more than 100 utilities and grid operators globally to deliver energy, ancillary services, and carbon mitigation resources that provide cost-effective alternatives to investments in traditional power generation, transmission, and distribution. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance on both a GAAP and non-GAAP basis, the market opportunity for the Company’s energy management applications, services and products and the future growth and success of such applications, services and products in general, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in EnerNOC’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), EnerNOC also presents non-GAAP financial measures relating to non-GAAP net income, non-GAAP net income per share, adjusted EBITDA, and free cash flow.

A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. EnerNOC provides the non-GAAP measures listed above as additional information relating to EnerNOC’s operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP and should not be considered measures of the Company’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.

The non-GAAP measures used in this press release and related conference call or webcast differ from GAAP in that they exclude expenses related to stock-based compensation, amortization expense related to acquisition-related intangible assets, as well as in certain measures, the related impact of these adjustments on the provision for income taxes. In addition, investors should note the following:

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EnerNOC defines “non-GAAP net income” as net income before expenses related to stock-based compensation and amortization expenses related to acquisition-related intangible assets, net of related tax effects.

•

EnerNOC defines “Adjusted EBITDA” as net income, excluding depreciation, amortization, stock-based compensation, interest, income taxes and other income (expense). Adjusted EBITDA eliminates items that are either not part of the Company’s core operations or do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historic cost incurred to build out the Company’s deployed network, and may not be indicative of current or future capital expenditures.

•

EnerNOC defines “free cash flow” as net cash provided by operating activities less capital expenditures. EnerNOC defines “capital expenditures” as purchases of property and equipment, which includes capitalization of internal-use software development costs.

EnerNOC’s management uses these non-GAAP measures when evaluating the Company’s operating performance and for internal planning and forecasting purposes. EnerNOC’s management believes that such measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance. For example, EnerNOC’s management considers non-GAAP net income or loss to be an important indicator of the overall performance of the Company because it eliminates certain of the more significant effects of its acquisitions and related activities and non-cash compensation expenses. In addition, EnerNOC’s management considers adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a good measure of the Company’s historical operating trend. Moreover, EnerNOC’s management considers free cash flow to be an indicator of the Company’s operating trend and performance of its business.

EnerNOC, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except share and per share data)

EnerNOC, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

EnerNOC, Inc.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
DemandSMART	$169,658	$161,874	$213,586	$240,268
EfficiencySMART, SupplySMART, CarbonSMART and other	8,289	7,309	22,084	19,581

Total revenues	177,947	169,183	235,670	259,849
Cost of revenues	82,947	84,351	126,437	142,079

Gross profit	95,000	84,832	109,233	117,770
Operating expenses:
Selling and marketing	13,424	14,591	41,342	39,798
General and administrative	18,351	15,960	52,880	48,172
Research and development	3,914	3,310	11,536	9,892

Total operating expenses	35,689	33,861	105,758	97,862

Income from operations	59,311	50,971	3,475	19,908
Other income (expense), net	619	(2,471)	1,316	(2,485)
Interest expense	(300)	(397)	(1,197)	(798)

Income before income tax	59,630	48,103	3,594	16,625
Benefit from (provision for) income tax	718	(1,225)	(95)	(1,992)

Net income	$60,348	$46,878	$3,499	$14,633

Net income per common share
Basic	$2.26	$1.83	$0.13	$0.57

Diluted	$2.21	$1.77	$0.13	$0.55

Weighted average number of common shares outstanding
Basic	26,653,252	25,683,177	26,470,634	25,491,362
Diluted	27,325,949	26,538,278	27,069,569	26,498,620

EnerNOC, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$93,168	$87,297
Restricted cash	100	158
Trade accounts receivable, net of allowance for doubtful accounts of $318 and $192 at September 30, 2012 and December 31, 2011, respectively	53,796	23,977
Unbilled revenue	76,023	64,448
Capitalized incremental direct customer contract costs	5,239	5,416
Deposits	2,449	14,050
Prepaid expenses and other current assets	5,897	7,257

Total current assets	236,672	202,603
Property and equipment, net of accumulated depreciation of $63,577 and
$51,400 at September 30, 2012 and December 31, 2011, respectively	34,700	36,636
Goodwill	79,481	79,213
Customer relationship intangible assets, net	23,129	26,993
Other definite-lived intangible assets, net	4,312	5,524
Capitalized incremental direct customer contract costs, long-term	4,442	3,056
Deposits and other assets	8,108	1,235

Total assets	$390,844	$355,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,672	$3,799
Accrued capacity payments	69,548	58,332
Accrued payroll and related expenses	11,184	11,937
Accrued expenses and other current liabilities	9,288	6,107
Accrued performance adjustments	719	6,045
Deferred revenue	18,584	10,544

Total current liabilities	111,995	96,764
Long-term liabilities
Deferred acquisition consideration	525	500
Accrued acquisition contingent consideration	409	336
Deferred tax liability	2,647	2,646
Deferred revenue	12,053	6,810
Other liabilities	1,151	464

Total long-term liabilities	16,785	10,756
Commitments and contingencies	—	—
Stockholders’ equity
Undesignated preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 28,919,110 and 27,306,548 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	29	27
Additional paid-in capital	340,326	329,817
Accumulated other comprehensive loss	(641)	(955)
Accumulated deficit	(77,650)	(81,149)

Total stockholders’ equity	262,064	247,740

Total liabilities and stockholders’ equity	$390,844	$355,260

EnerNOC, Inc.

Cash Flow Information

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows provided by operating activities	$12,866	$16,766
Cash flows used in investing activities	(7,147)	(94,088)
Cash flows provided by financing activities	141	1,861
Effects of exchange rate changes on cash and cash equivalents	11	(535)

Net change in cash and cash equivalents	$5,871	$(75,996)

EnerNOC, Inc.

RECONCILIATION OF NON-GAAP MEASURES TO NEAREST GAAP MEASURES

(In thousands, except share and per share data)

Reconciliation of Non-GAAP Net Income and Net Income per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
GAAP net income	$60,348	$46,878	$3,499	$14,633
ADD: Stock-based compensation (1)	3,341	3,221	10,018	10,488
ADD: Amortization expense of acquired intangible assets (1)	1,808	2,008	5,438	4,533

Non-GAAP net income	$65,497	$52,107	$18,955	$29,654

GAAP net income per diluted share	$2.21	$1.77	$0.13	$0.55
ADD: Stock-based compensation (1)	0.12	0.12	0.37	0.40
ADD: Amortization expense of acquired intangible assets (1)	0.07	0.07	0.20	0.17

Non-GAAP net income per diluted share	$2.40	$1.96	0.70	$1.12

Weighted average number of common shares outstanding
Diluted	27,325,949	26,538,278	27,069,569	26,498,620

(1) The non-GAAP adjustments would have no impact on the (benefit from) provision for income taxes recorded for the three or nine months ended September 30, 2012 or 2011, respectively.

Reconciliation of Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$60,348	$46,878	$3,499	$14,633
Add back:
Depreciation and amortization	6,428	6,545	18,852	16,509
Stock-based compensation expense	3,341	3,221	10,018	10,488
Other (income) expense	(619)	2,471	(1,316)	2,485
Interest expense	300	397	1,197	798
(Benefit from) provision for income tax	(718)	1,225	95	1,992

Adjusted EBITDA	$69,080	$60,737	$32,345	$46,905

Reconciliation of Free Cash Flow
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$8,625	$8,714	$12,866	$16,766
Subtract:
Purchases of property and equipment	(2,618)	(3,028)	(11,752)	(15,172)

Free cash flow	$6,007	$5,686	$1,114	$1,594